Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No.’s 33-93172, 33-91364, 33-913162, 33-93174, 33-93170, 33-93168, 333-120318, 333-125473 and 333-153021 on Form S-8 of our reports dated June 5, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Alliance One International, Inc. (whose report expresses an unqualified opinion and includes an explanatory paragraph relating to Alliance One International, Inc.’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109, as of April 1, 2007, and the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88,106, and 132(R), as of March 31, 2007), and the effectiveness of Alliance One International Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliance One International, Inc. for the year ended March 31, 2009.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 5, 2009